Exhibit 5.1

Mark R. Allen	942 South Shady Grove Road
Executive Vice President	Memphis, TN 38120
General Counsel and Secretary
Member of the Executive Committee

September 22, 2022

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation (“FedEx”), and am issuing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 5,000,000 additional shares of FedEx common stock, par value $0.10 per share (the “Shares”), that may be issued from time to time pursuant to awards granted under the FedEx Corporation 2019 Omnibus Stock Incentive Plan, as amended (the “Plan”).

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized for issuance by FedEx, and when issued in accordance with the terms of the Plan and the relevant award agreements, the Shares will be legally issued, fully paid and nonassessable.

The opinions set forth herein are limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

FedEx Corporation

/s/ Mark R. Allen
Mark R. Allen